Exhibit 99.1

Contacts:

Ivana Magovčević-Liebisch

General Counsel and Executive Vice President
of Administration

(617) 250-5759

imagovcevic@dyax.com

Nicole Jones

Associate Director, Investor Relations and

Corporate Communications

(617) 250-5744

njones@dyax.com

Dyax Announces Pricing of Public Offering of Common Stock

CAMBRIDGE, MA, July 13, 2007 – Dyax Corp. (NASDAQ: DYAX) announced today the pricing of an underwritten public offering of 10,500,00 shares of its common stock at a public offering price of $3.67 per share. This offering was increased from the previously announced proposed offering size of 9,500,000 shares. All of the shares are being offered by Dyax pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. In connection with this offering, Dyax has granted a 30-day option to the underwriters to purchase up to 1,575,000 additional shares of common stock at the public offering price to cover over-allotments, if any.

UBS Investment Bank is acting as sole book-running manager for this offering. Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Lazard Capital Markets LLC are co-managers.

Copies of the prospectus supplement and accompanying prospectus may be obtained from UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, Toll Free: (888) 827-7275.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on oncology and inflammatory indications. Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development. Dyax’s lead product candidate is DX-88, a recombinant small protein that is currently in clinical trials for its therapeutic potential in two separate indications: hereditary angioedema and on-pump cardiothoracic surgery.

Forward Looking Statements

This press release contains forward-looking statements, including statements related to Dyax’s plans to complete a public offering. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Reference should be made to the preliminary prospectus supplement and accompanying prospectus under the heading “Risk Factors” for a more detailed description of such factors, as well as Dyax’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, and Dyax’s subsequent quarterly report on Form 10-Q. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.